MANAGEMENT AGREEMENT, dated as of September 20, 2006, among BERRY PLASTICS CORPORATION, a Delaware corporation (the “Company”), BERRY PLASTICS GROUP, INC., a Delaware corporation (“Group”), APOLLO MANAGEMENT VI, L.P., a Delaware limited partnership (“Apollo”) and GRAHAM PARTNERS, INC. a Delaware corporation (“Graham”; Apollo and Graham collectively referred to hereafter as “Sponsors” and each a “Sponsor”).

WHEREAS, each of Group and the Company desires to avail itself of Sponsors’ expertise and consequently has requested that Sponsors make such expertise available from time to time in rendering certain management consulting and advisory services related to the business and affairs of the Company and its subsidiaries and affiliates and the review and analysis of certain financial and other transactions. Sponsors, Group and the Company agree that it is in their respective best interests to enter into this Agreement whereby, for the consideration specified herein, Sponsors shall provide such services as independent consultants to the Company.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Company, Group and Sponsors agree as follows:

Section 1. Retention of Sponsors.

The Company hereby retains Sponsors, and Sponsors accept such retention, upon the terms and conditions set forth in this Agreement.

Section 2. Term.

This Agreement shall commence on the date hereof and, unless otherwise extended pursuant to the second sentence of this Section 2, shall terminate on December 31, 2012 (the “Term”). Upon December 31, 2012, and at the end of each year thereafter (each of December 31, 2012 and the end of each year thereafter being a “Year End”), the Term shall automatically be extended for an additional year unless notice to the contrary is given by either party at least 30, but no more than 60, days prior to such Year End, as applicable. Notwithstanding anything to the contrary in this Section 2, this Agreement may be terminated at any time upon written notice to the Company from Sponsors. The provisions of Section 3(c), the last sentence of Section 4(a) Section 4(b), Section 4(c), Section 4(d), Section 5 and Sections 7 though 14 shall survive the termination of this Agreement.

Section 3. Management Consulting Services.

(a) Sponsors shall advise the Company concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of the Company and its subsidiaries and affiliates, in each case as the Company shall reasonably and specifically request by way of written notice to Sponsors, which notice shall specify the services required of Sponsors and shall include all background material necessary for Sponsors to complete such services. If requested to provide such services, Sponsors shall devote such time to any such written request as Sponsors shall deem, in its sole discretion, necessary. Such consulting services, in Sponsors’ sole discretion, shall be rendered in person or by telephone or other communication. Sponsors shall have no obligation to the Company as to the manner and time of rendering its services hereunder, and the Company shall not have any right to dictate or direct the details of the services rendered hereunder.

(b) Sponsors shall perform all services to be provided hereunder as an independent contractor to the Company and not as employees, agents or representatives of the Company. Sponsors shall have no authority to act for or to bind the Company without its prior written consent.

(c) This Agreement shall in no way prohibit Sponsors or any partners or Affiliates of either Sponsor or any director, officer, partner, agent or employee of either Sponsor or any partners, shareholders or Affiliates from engaging in other activities, whether or not competitive with any business of the Company or any of its respective subsidiaries or affiliates.

Section 4. Compensation.

(a) As consideration for Sponsors’ agreement to render the services set forth in Section 3(a) of this Agreement and as compensation for any such services rendered by Sponsors, the Company agrees to pay to Sponsors or their designees an annual fee equal to the greater of $3 million and 1.25% of the Company’s Adjusted EBITDA (as defined in the Indenture (as defined below)), payable quarterly in advance on September 20, December 20, March 20 and June 20 of each year (each a “Payment Date”) (it being understood and agreed that the first such payment shall be due to Sponsors on September 20, 2006). In the event that a Payment Date falls on a weekend or on a public holiday in the United States, that Payment Date will be taken to be the first business day (being a day on which the New York Stock Exchange is open for business) prior to the relevant Payment Date. If Sponsors elect to terminate this Agreement upon written notice to the Company pursuant to Section 2 herein, as consideration for the termination of Sponsors’ services under this Agreement and any additional compensation to be received hereunder, the Company agrees to pay, or cause its subsidiaries to pay, to Sponsors the present value (as reasonably determined by Sponsors) of (x) $21 million, less (y) any amounts Sponsors have received from the Company prior to the termination date pursuant to the first sentence of this Section 4(a) and to employee stockholders a pro rata payment based on such amount (on a fully diluted basis). Any payments to be paid to Sponsors pursuant to Section 4(a) above shall be paid pro-rata to Apollo and Graham or their designees based on the proportion of equity each of the Apollo Stockholders and Graham Stockholders (as defined in the Stockholders Agreement) holds in Group at the time such payment is made.

(b) Upon presentation by Sponsors to the Company of such documentation as may be reasonably requested by the Company, the Company shall reimburse Sponsors for all out-of-pocket expenses, including, without limitation, legal fees and expenses, and other disbursements incurred by Sponsors or any partners or Affiliates of either Sponsor or any director, officer, partner, agent or employee of either Sponsor or any of its partners or Affiliates in the performance of Sponsors’ obligations hereunder, whether incurred on or prior to the date hereof, including, without limitation, out-of-pocket expenses incurred in connection with the transactions contemplated by the Agreement and Plan of Merger made and entered into as of the June 28, 2006 (the “Merger Agreement”), among the Company, Group and BPC Holding Acquisition Corp., and each of the documents referred to therein.

(c) Nothing in this Agreement shall have the effect of prohibiting Sponsors or any Affiliates of either Sponsor from receiving from the Company or any of its subsidiaries or affiliates any other fees, including any fee payable pursuant to Section 6 or the Transaction Fee Agreement dated as of the date hereof between Sponsors and the Company. Notwithstanding the preceding sentence, the Sponsors agree that they will not receive any transaction fees from the Company for transactions of an aggregate value of less that $150 million unless agreed to by a majority of the management stockholders of the Company.

(d) Reference is made to (i) the Credit Agreement, to be entered into simultaneously with consummation of the transactions contemplated by the Merger Agreement (as amended, restated, modified or supplemented and in effect from time to time, the “Credit Agreement”), dated as of September 20, 2006 and entered into by and among Group, BPC Holding Corporation and the lenders party thereto, (ii) the senior subordinated notes due 2016 purchased by The Goldman Sachs Group on September 20, 2006 (the “New Senior Subordinated Notes”), and (iii) the Indenture dated as of September 20, 2006 (the “Indenture”) among BPC Holding Corporation and Wells Fargo Bank, N.A., as trustee, and the other documents related thereto (the New Senior Subordinated Notes, the Indenture and such related documents collectively being the “Debt Instruments”). Any portion of the fees payable to Sponsors under this Agreement which the Company is prohibited from paying to Sponsors under the Credit Agreement or the Debt Instruments shall be deferred, shall accrue and shall be payable at the earliest time permitted under the Credit Agreement and the Debt Instruments or upon the payment in full of all obligations under the Credit Agreement and the Debt Instruments. The Company shall notify Sponsors if the Company shall be unable to pay any fees pursuant to the Credit Agreement or the Debt Instruments on each date on which the Company would otherwise make a payment of fees under this Agreement to Sponsors.

Section 5. Indemnification.

The Company agrees that it shall indemnify and hold harmless Sponsors, the partners and Affiliates of each Sponsor and any director, officer, partner, agent or employee of each Sponsor or any of its partners, shareholders or Affiliates (collectively, the “Indemnified Persons”) on demand from and against any and all liabilities, costs, expenses and disbursements (including reasonable fees and expenses of counsel and other advisors) (collectively, “Claims”) of any kind with respect to or arising from this Agreement or the performance by any Indemnified Person of any services in connection herewith. Notwithstanding the foregoing provision, the Company shall not be liable for any Claim under this Section 5 arising from the willful misconduct of any Indemnified Person.

Section 6. Other Services.

If Group, the Company or any of their respective subsidiaries or affiliates (other than Sponsors) shall determine that it is advisable for any such entity to hire a financial advisor, consultant, investment banker or any similar agent in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction, it shall notify Sponsors of such determination in writing. Promptly thereafter, upon the request of Sponsors, the parties shall negotiate in good faith to agree upon appropriate services, compensation and indemnification for such entity to hire Sponsors or its Affiliates for such services. Such entity may not hire any person, other than Sponsors or the Affiliates of either Sponsor, for any services, unless (a) the parties are unable to agree after 30 days following receipt by Sponsors of such written notice, (b) such other person has a reputation that is at least equal to the reputation of Sponsors in respect of such services, (c) ten business days shall have elapsed after such entity provides a written notice to Sponsors of its intention to hire such other person, which notice shall identify such other person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided, (d) the compensation to be paid is not more than Sponsors were willing to accept in the negotiations described above, and (e) the indemnification to be provided is not more favorable to such other person than the indemnification that Sponsors were willing to accept in the negotiations described above.

Section 7. Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Apollo, to:

Apollo Management VI, L.P.
9 West 57th Street
New York, New York 10019
Attention: Robert V. Seminara
Telecopier: (212) 515-3251

if to the Company, Sponsors or Group, to it at:

c/o Apollo Management VI, L.P.
9 West 57th Street
New York, New York 10019
Attention: Robert V. Seminara
Telecopier: (212) 515-3251

if to Graham, to:

Graham Partners, Inc.
3811 West Chester Pike
Building 2, Suite 200
Newtown Square, Pennsylvania 19073
Attention: Christopher A. Lawler
Telecopier: (610) 408-0600

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 8. Benefits of Agreement.

This Agreement shall bind and inure to the benefit of Sponsors, the Company, the Indemnified Persons and any successors to or assigns of each Sponsor and the Company; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by either Sponsor.

Section 9. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 10. Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 11. Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 12. Counterparts.

This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 13. Waivers.

Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 14. Affiliates.

For purposes of this Agreement, the term “Affiliate,” (i) with respect to Apollo, shall include, without limitation, Apollo Investment Fund VI, L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P., Apollo Overseas Partners (Germany) VI, L.P. (collectively, the “Funds”), the general partner of Apollo, the general partner of each of the Funds and each person controlling, controlled by or under common control with any of the foregoing persons and (ii) with respect to Graham, shall include, without limitation, Graham Capital Company L.P., Graham Partners II, L.P., Graham Berry Holdings, LP, the general partners of each of the foregoing and each person controlling, controlled by or under common control with Graham or any of the foregoing and Donald C. Graham.

W/1063597v7

IN WITNESS WHEREOF, the parties have duly executed this Management Agreement as of the date first above written.

BERRY PLASTICS GROUP, INC.

By: __________________________
   Name:
   Title:

BERRY PLASTICS CORPORATION

By: __________________________
   Name:
   Title:

APOLLO MANAGEMENT VI, L.P.

By: __________________________
   Name:
   Title:

GRAHAM PARTNERS, INC.

By: __________________________
   Name:
   Title: